THE PERKIN-ELMER CORPORATION
      COMPUTATION OF NET INCOME (LOSS) PER SHARE
(Dollar amounts in thousands, except per share amounts)


At June 30,                                                1997          1996          1995          1994          1993

Weighted average number of common shares                  43,383        42,720        42,129        43,857        43,780

Common stock equivalents - stock options                   1,296         1,027           515           816         1,173

Weighted average number of common shares
used in calculating primary earnings per share            44,679        43,747        42,644        44,673        44,953

Additional dilutive stock options under
paragraph #42 APB #15                                        116           137           120           172            97

Shares used in calculating earnings per share - fully
diluted basis                                             44,795        43,884        42,764        44,845        45,050

Calculation of primary and fully diluted earnings per share:

PRIMARY AND FULLY DILUTED:

Income from continuing operations                     $  115,155    $   13,944    $   66,877    $   73,978    $   24,444

Income (loss) from discontinued operations                  -             -             -         (22,851)        1,714

Income before cumulative effect of
accounting changes                                       115,155        13,944        66,877        51,127        26,158

Cumulative effect of accounting changes                     -             -             -             -          (83,098)

Net income (loss) used in the calculation of
primary and fully diluted earnings per share          $  115,155    $   13,944    $   66,877    $   51,127    $  (56,940)

PRIMARY:
Per share amounts:

Income from continuing operations                     $     2.58    $      .32    $     1.57    $     1.66    $      .54

Income (loss) from discontinued operations                   -             -             -            (.52)          .04

Income before cumulative effect of
accounting changes                                          2.58           .32          1.57          1.14           .58

Loss from cumulative effect of accounting changes            -             -             -             -           (1.85)

Net income (loss)                                     $     2.58    $      .32    $     1.57    $     1.14    $    (1.27)

FULLY DILUTED:
Per share amounts:

Income from continuing operations                     $     2.57    $      .32    $     1.56    $     1.65    $      .54

Income (loss) from discontinued operations                   -             -             -            (.51)          .04

Income before cumulative effect of
accounting changes                                          2.57           .32          1.56          1.14           .58

Loss from cumulative effect of accounting changes            -             -             -             -           (1.84)

Net income (loss)                                     $     2.57    $      .32    $     1.56    $     1.14    $    (1.26)


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                                                      EXHIBIT 11